Exhibit 99.1

June 23, 2006 Stock Pricing Update

Current Stock Price Performance Summary

Stock Price	Change Since May 5, 2006	4 Quarter Change[1]	5-Year Annualized Change[2]
$47.28	-1.6%	13.1%	8.6%

[1]	Change since the June 10, 2005 stock pricing.

[2]	Change since the July 13, 2001 stock pricing.

June 23, 2006

This Stock Pricing Update provides information on the changes in the primary drivers of value since our last stock pricing which occurred on May 5, 2006. This pricing update provides a simplified explanation of the SAIC stock pricing process by focusing on the primary drivers of value in this pricing period. Keep in mind that many factors are considered and can impact our stock price. The appraiser of our stock and the SAIC Board of Directors consider events that occur up to the day the price is established and their potential impact (favorable or unfavorable) on the value of the Company in the future. A more detailed description of these factors and the entire stock pricing process is provided in the Stock Pricing Overview on SAIC’s Employee Owner’s Network on ISSAIC and SAIC’s stock prospectus.

Proposed Merger & Initial Public Offering (IPO)

On September 1, 2005, SAIC, Inc., a wholly owned subsidiary of SAIC, announced that it intends to conduct an initial public offering (IPO) and a capital restructuring merger. Although the IPO has been delayed, the Board of Directors and senior management team remain committed to completing the IPO. Subject to stockholder approval of the merger agreement, satisfactory market conditions and other factors, SAIC intends to complete the merger and IPO in the Fall of 2006. In making its determination of the price of the Class A Common Stock, the Board of Directors considered valuation input from our independent appraiser in the same manner and utilized the same process and procedures it has customarily used for our past stock price valuations. All relevant information regarding the proposed merger and IPO was provided to our independent appraisal firm in connection with the determination of the price of the Class A Common Stock by the Board of Directors.

Primary Drivers of SAIC Stock Value

The two primary drivers of the value of our stock are:

1.	SAIC operating performance, and

2.	Comparable companies’ stock price trading ratios

The comparable companies analysis performed by our appraiser enables an appropriate multiple to be applied to our operating performance metrics in order to establish a fair market value based on our continuing business operations. These two value drivers are considered together with one serving as a multiplier for the other.

1. SAIC Operating Performance

As part of the stock pricing process, the appraiser and the Board assess the value of SAIC’s operating entities. One measure of our operating performance is after-tax Segment Operating Income (SOI). This measure of our operating performance is reflected in the earnings term, or “P” element, of our stock pricing formula on a trailing four fiscal quarters basis.

For the financial period ended April 30, 2006, our trailing four fiscal quarters’ after-tax SOI was $382 million, an increase of approximately 9 percent as compared to our trailing four fiscal quarters’ after-tax SOI of $350 million for the four quarters’ period ended January 31, 2006. When viewed on a pre-tax basis, our trailing four fiscal quarters’ SOI for the financial period ended April 30, 2006 increased by 7 percent from SOI for the trailing four fiscal quarters’ financial period ended January 31, 2006. The difference between the pre-tax and after-tax measures of SOI is due to settlements of federal and state audits and audit issues for amounts different than the recorded accruals for tax contingencies.

The appraiser looks at a variety of operating metrics (Earnings; Cash Flows; Earnings Before Interest & Taxes (EBIT); Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA); Projected EBITDA; and Revenues) in performing its periodic appraisal. Some of these are pre-tax measures and some are after-tax measures. The appraiser will also adjust its view of SAIC’s operating metrics to exclude certain one-time, non-recurring items which, in its opinion, are not reflective of SAIC’s ongoing financial performance. The point to keep in mind is that no one element of data is used by the appraiser and the Board to assess SAIC’s operating performance and value.

The appraiser considered the impact of the Greek contract on the Company’s ongoing operations and made the adjustments it felt were appropriate to reflect the Company’s fair market value. The appraiser’s adjustments included reducing the adverse impact of the Greek contract to the Company’s financial performance in conducting the Company’s valuation. While the Company recorded no loss on this contract during the three months ended April 30, 2006, it has recorded $121 million in contract losses since the inception of the Greek contract.

For more information and discussion of the Company’s financial performance, please see the Company’s quarterly consolidated financial statements as of and for the quarter ended April 30, 2006 filed with the SEC on June 9, 2006.

Overall, the Company’s improved operating performance had a positive impact on our stock price.

2. Comparable Companies’ Stock Price Trading Ratios

As part of its process, the appraiser analyzes the 5-day trailing average of the trading ratios for our comparable companies. This is not the same as stock prices. A trading ratio represents the normalized ratio of each company’s stock price to various financial performance indicators such as: Price to Earnings; Price to Cash Flows; Enterprise Value (EV) to EBIT; EV to EBITDA; EV to Projected EBITDA; and EV to Revenues. Thus, if a company’s stock price and financial performance increase or decrease by the same percentage in a given quarter, its trading ratio remains unchanged. Remember that the appraiser may also apply a premium to our value if we are out-performing our comparable companies or a discount to our value if we are under-performing our comparable companies or for other factors.

In the five days prior to the June 23, 2006 stock pricing, the appraiser’s determination of normalized trading ratios of our comparables were down for all tiers as compared to the five days prior to the May 5, 2006 pricing.

The list of comparable companies is subject to change as SAIC’s business mix changes and as comparable companies merge, dissolve or are acquired. In addition, the appraiser may decide to exclude a company from consideration in the valuation for a particular quarter as a result of certain circumstances, including recent events relating to a comparable company. The list of comparable companies is the same as for the May 5, 2006 stock pricing except for Anteon which was acquired by General Dynamics and therefore eliminated from the comparable company list. The current list of comparable companies along with their ticker symbols is available through SAIC’s Employee Owners Network (EON) on ISSAIC.

Overall, the change in market valuation levels of our comparable companies had an unfavorable impact on our stock price.

Summary

Taking all relevant factors into consideration, the SAIC Board of Directors established our stock price at $47.28 on June 23, 2006 for the Company’s Class A Common Stock. This represents a 1.6% decrease from the prior valuation date on May 5, 2006 and a 13.1% increase since the June 10, 2005 stock pricing.

This update explains some of the primary factors or drivers that have influenced the stock price in this pricing period. Individual Board members may have placed more or less weight on these or other factors than other directors. Further, this Stock Pricing Update does not purport to provide all of the data, analyses and facts considered by the Board, individual directors and the independent appraiser. The stock price is established by the Board of Directors as a group, and the Board collectively agreed on June 23, 2006 that $47.28 per share represented a fair market value for the Class A Common Stock.

A Note on Future Stock Pricing Updates

If the IPO is completed in the Fall of 2006, the June 30, 2006 limited market trade will be the last limited market trade. However, if the public offering is postponed, the Company will conduct a limited market trade at the same time as the retirement plan trades until the public offering process recommences. Trades are currently scheduled on June 30, 2006 for the retirement plans and a limited market trade. In addition, a retirement plans trade is scheduled for October 27, 2006 and, if the IPO is postponed, at least three additional quarterly dates for retirement plans trades will be announced at which a limited market trade may also be held.

Forward-looking Information

The foregoing document contain forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operation and the impact of competition. Such statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Some of these factors include, but are not limited to: a decrease in or the failure to increase business with the U.S. Government, particularly in the defense and homeland security areas and international and commercial customers; the risks associated with our international business; the ability of the Company to continue to identify, consummate and integrate additional acquisitions; the ability of the Company to competitively price its technical services and products; the risk of early termination of U.S. Government contracts; the risk of losses or reduced profits on firm fixed-price and target cost and fee with risk sharing contracts; a failure to obtain reimbursement for costs incurred prior to the execution of a contract or contract modification; audits of the Company’s costs, including allocated indirect costs, by the U.S. Government; a downturn in economic conditions; limited market trade activity; legislative proposals; litigation risks; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.